Exhibit 99.1

2006 Shareholder Meeting
NJPAC – November 21, 2006

Remarks : E. James Ferland

Chairman and Chief Executive Officer, PSEG

Good afternoon. I will provide a summary of key developments at your company since our previous stockholders meeting on July 19, 2005. I will then ask Ralph Izzo to discuss the company’s outlook going forward.

Ralph was recently elected president and a director of your company. He has served superbly in many senior management positions during the last 14 years and is well qualified to lead the company upon my retirement next spring.

First, Some Comments about the Merger

As you are all aware, we were unable to complete the merger with Exelon that you approved last year in July.

The primary reason: The demands of the New Jersey Board of Public Utilities (the BPU). Those demands, had they been accepted, would have produced a far inferior outlook for the combined company than PSEG’s stand-alone prospects.

While we were disappointed that the merger could not be completed as originally proposed, we are not wasting time fretting over what might have been.

Throughout the merger process we kept a close eye on maintaining a strong go-it-alone strategy should the merger not succeed. As a result, we are a much stronger and better positioned company today than we were in December 2004 when the merger agreement was signed. Among the major reasons for this:

•	First, we are benefiting from vastly improved nuclear operations.
•	We have also continued to improve the balance sheet, strengthening our financial position.
•	We have reduced international risk and exposure by selling a number of overseas assets.
•	Finally, we are also benefiting from a period of higher electricity prices.

All this has not gone unnoticed by the financial community as PSEG’s stock price has increased by around 45 percent from the pre-merger agreement period -- far above industry or many other returns.

Nuclear Operations

I should elaborate for a moment on the quite remarkable improvement at our Salem and Hope Creek nuclear stations.

Under the leadership of Bill Levis and his team of Exelon and PSEG employees, the performance of these facilities has moved from substandard to levels approaching the best in the industry. The plants have been producing more energy than ever before; they have set new refueling duration records, including a world record at one of the Salem units; and have made significant and measurable improvements in a broad range of other key operational areas.

Importantly, this strong performance has been recognized by authorities outside our company – including the Nuclear Regulatory Commission (the NRC), which oversees the industry, and INPO, the nuclear industry’s evaluation arm.

It is important that we maintain this positive trend as the performance of our nuclear facilities will be a significant determinant of our company’s future success.

Nuclear is by no means the only area where there have been significant achievements at your company this year. Our fossil operations have improved as well. And our Fossil fleet has also grown in size with the addition of our new 1,200-megawatt Linden generating station. This natural-gas fired facility provides a new source of clean, efficient, environmentally responsible energy for New Jersey and the region.

Our New Jersey energy delivery company, PSE&G, has further improved operations to the point that in 2005 and again in 2006 it was recognized by PA Consulting (a well-known benchmarking firm) as the nation’s most reliable electric utility. In addition, PSE&G has received similar recognition as the regional reliability leader five years in a row...reflecting exemplary performance over a long time.

Meanwhile, PSEG Energy Holdings is having its most profitable year ever due largely to especially strong performance from its two power plants in Texas. Holdings also divested several non-strategic international assets, enabling it to retire debt and return $425 million to the parent company.

Simply put, these accomplishments and others show that our employees didn’t sit still waiting for a merger decision.

Before I turn the podium over to Ralph, there is one additional achievement that I want to mention because it so important and may be the best indication that our employees did not allow the merger to distract them from doing their daily jobs – and doing them well.

By a good margin so far in 2006, our employees have made this their safest year ever and the safest for our company in more than 103 years. This is an outstanding accomplishment. It builds on more than a decade of safety progress, in which employees have reduced the number and severity of accidents by more than two-thirds. I want to take this opportunity to congratulate our employees for their great work in making Safety Job One – and keeping Safety First.

I will now turn things over to Ralph Izzo for a look into the future.